EXHIBIT 4.05

THIS OPTION AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

KANA SOFTWARE, INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Kana Software, Inc., a Delaware corporation (the “Corporation”), and the participant named below (the “Optionee”).

Optionee:

Social Security Number:

Address:

Total Option Shares:

Exercise Price Per Share:	$3.07

Date of Grant:

Expiration Date:

All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

This option is being granted to the Optionee pursuant to the terms of that certain Membership Interests Purchase Agreement dated May 4, 2007 entered into between the Corporation, the Optionee and the other members of eVergance Partners, LLC (the “Purchase Agreement”).

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, as of the Date of Grant, an option to purchase up to the number of Option Shares set forth above. The Option Shares shall be purchasable during the option term specified in Paragraph 2 at the Exercise Price, subject to all of the terms and conditions of this Agreement. The option granted hereunder shall be a Non-Statutory Option.

2. Option Term. This option shall have a maximum term of ten (10) years measured from the Date of Grant and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3. Exercise Period of Option. This option shall be exercisable with respect to twenty-five percent (25%) of the Option Shares as of the Date of Grant and shall become exercisable with respect to (a) an additional twenty-five percent (25%) of the Option Shares upon the expiration of three months following the Date of Grant, (b) an additional twenty-five percent (25%) of the Option Shares upon the expiration of six months following the Date of Grant, and (c) the remaining twenty-five percent (25%) of the Option Shares upon the expiration of nine months following the Date of Grant. Subject to Paragraph 7 below, the Optionee shall in no event be entitled under this Agreement to purchase a number of shares of the Corporation’s Common Stock greater than the total number of Option Shares as identified as granted in this Agreement.

4. Limited Transferability.

(a) Except as set forth in subparagraph (b) below, this option shall be neither transferable nor assignable by Optionee other than as required by law, or by will or the laws of inheritance following Optionee’s death, and may be exercised, during Optionee’s lifetime, only by Optionee. However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding this option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Paragraph 5, be exercised following Optionee’s death.

(b) This option may be assigned in whole or in part during Optionee’s lifetime to one or more members of Optionee’s family or to a trust established for the exclusive benefit of one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

(c) The shares of Common Stock issued or issuable upon the exercise of this option are subject to the restrictions on transfer set forth in Section 1.8 of the Purchase Agreement.

5. Cessation of Exercise. Should Optionee die while holding this option, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance shall have the right to exercise this option. However, if Optionee has designated one or more beneficiaries of this option, then those persons shall have the exclusive right to exercise this option following Optionee’s death. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

6. Special Acceleration of Option.

(a) This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option. The Corporation shall notify Optionee in writing at least five (5) business days prior to the effective date of such Corporate Transaction.

(b) Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

(c) If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of this option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

(d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder. Fractions of a share of Common Stock will not be issued but will either be paid in cash at Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole share of Common Stock, as determined by the Corporation’s Board of Directors

8. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Corporation;

(B) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(C) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

(b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may this option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed or quoted for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 4 and 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate and any beneficiaries of this option designated by Optionee.

12. Representations, Warranties and Certain Agreements of Optionee. Optionee hereby represents and warrants to, and agrees with, the Corporation that:

(a) This Agreement constitutes Optionee’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. The execution, delivery and performance of this Agreement has been duly and validly authorized and executed by Optionee.

(b) This option will be acquired for investment for Optionee’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, as amended, and Optionee has no present intention of selling, granting any participation in, or otherwise distributing the same.

(c) Optionee has received or has had full access to all the information Optionee considers necessary or appropriate to make an informed investment decision with respect to the Option. Optionee further has had an opportunity to ask questions and receive answers from the Corporation regarding the terms and conditions of the offering of the Option and to obtain additional information (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Optionee or to which Optionee had access.

(d) Optionee understands that this option involves substantial risk. Optionee (i) has experience as an investor in securities of companies in the development stage and acknowledges that Optionee is able to fend for itself, can bear the economic risk of Optionee’s investment in this option and has such knowledge and experience in financial or business matters that Optionee is capable of evaluating the merits and risks of this investment in this option and protecting Optionee’s own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Corporation and certain of its officers, directors or controlling persons of a nature and duration that enables Optionee to be aware of the character, business acumen and financial circumstances of such persons.

(e) Optionee understands that this option is characterized as “restricted securities” under the Securities Act inasmuch as it is being acquired from the Corporation in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Optionee represents that Optionee is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

13. Legends. Until such time as the Option Shares are registered under the Securities Act, Optionee understands and agrees that the Corporation will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Option Shares, together with any other legends that may be required by the Purchase Agreement, state or federal securities laws, the Corporation’s Certificate of Incorporation or Bylaws, any other agreement between Optionee and the Corporation or any agreement between Optionee and any third party:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

14. Corporate Securities Laws. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS

UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

15. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

16. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

17. No Rights to Employment. Nothing in this Agreement shall confer upon the Optionee any right to continue to be employed by the Corporation or any of its Subsidiaries for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

18. Amendment. This Agreement may only be amended with the prior written consent of the Corporation and the Optionee.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in duplicate by its duly authorized representative and the Optionee has executed this Agreement in duplicate as of the Date of Grant.

KANA SOFTWARE, INC.	OPTIONEE

By:
(Signature)

(Please print name)	(Please print name)

(Please print title)

[SIGNATURE PAGE TO KANA SOFTWARE, INC. NON-PLAN STOCK OPTION AGREEMENT]

EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Kana Software, Inc. (the “Corporation”) that I elect to purchase                      shares of the Corporation’s Common Stock (the “Purchased Shares”) at the option exercise price of $                     per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me on                             , 2007.

Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.

                            ,

Date

Optionee

Address:

Print name in exact manner it is to appear on the stock certificate:

Address to which certificate is to be sent, if different from address above:

Social Security Number:

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Stock Option Agreement.

B. Common Stock shall mean shares of the Corporation’s common stock, par value $0.001.

C. Code shall mean the Internal Revenue Code of 1986, as amended.

D. Corporate Transaction shall mean with respect to the Corporation or its wholly owned subsidiary, eVergance Partners LLC, (i) any acquisition or purchase from such entity or from the holders of the outstanding equity interests of such entity by any person or group of more than a 50% interest in the total outstanding voting securities of such entity or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning securities representing more than 50% of the total outstanding voting power of such entity, or any merger, consolidation, business combination, share exchange or similar transaction involving such entity pursuant to which the holders of the outstanding equity interests in such entity immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), or (ii) any sale, lease, exchange, transfer, license or disposition of all or substantially all of the assets (including capital stock or other ownership interests in subsidiaries) of the entity and its subsidiaries taken as a whole; provided however that, notwithstanding the foregoing, any transaction entered into by the Corporation and/or eVergance Partners LLC with any affiliates of the Corporation that would qualify as a Corporate Transaction but which is entered into for the purposes of an internal reorganization shall not be considered a Corporate Transaction of either the Corporation or eVergance Partners LLC for the purposes of this Agreement.

E. Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

F. Exercise Price shall mean the exercise price per Option Share as specified on the first page of this Agreement.

G. Expiration Date shall mean the date on which the option expires as specified on the first page of this Agreement.

H. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provision:

If the Common Stock is at the time listed or quoted on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

A-1

I. Grant Date shall mean the date of grant of the option as specified in the Grant Notice and the “Date of Grant” on the first page of this Agreement.

J. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

K. Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit I.

L. Option Shares shall mean the number of shares of Common Stock subject to the option as specified opposite the heading “Total Option Shares” on the first page of this Agreement.

M. Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

N. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

O. SEC shall mean the U.S. Securities and Exchange Commission.

P. Securities Act shall mean the Securities Act of 1933, as amended.

Q. Stock Exchange shall mean the Over-the-Counter Bulletin Board or The NASDAQ Stock Market.

R. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

A-2